Exhibit 3.1

Certificate of Amendment

of

Amended and Restated

Certificate of Incorporation

of

Trovagene, Inc.

Under Section 242 of the Delaware General Corporation Law

Trovagene, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.             The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Paragraph “FOURTH”, so that, as amended, said Paragraph “FOURTH” shall be and read as follows:

FOURTH:      (a)           The total number of shares of capital stock which this Corporation is authorized to issue is one hundred seventy million (170,000,000) shares, of which:

(i)            one hundred fifty million (150,000,000) shares shall be designated as Common Stock, and shall have a par value of $.0001 per share;

(ii)           twenty million (20,000,000) shares shall be designated as Preferred Stock, and shall have a par value of $.001 per share; and

(b)           The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(i)            the designation of such series;

(ii)           the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or noncumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation;

(iii)          whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv)          the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v)           whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

(vi)          the extent, if any, to which the holders of the shares of such series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such series shall be entitled;

(vii)         the restrictions, if any, on the issue or reissue of any additional shares or series of Preferred Stock; and

(viii)        the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

(c)    No holder of any stock of the Corporation of any class or series now or hereafter authorized, shall, as such holder, be entitled as of right to purchase or subscribe for any shares of stock of the Corporation of any class or any series now or hereafter authorized, or any securities convertible into or exchangeable for any such shares, or any warrants, options, rights or other instruments evidencing rights to subscribe for, or purchase, any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the Corporation.

2.             The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 27th day of April 2012

/s/ Antonius Schuh
Antonius Schuh
Chief Executive Officer